MOORE & ASSOCIATES, CHARTERED

      ACCOUNTANTS AND ADVISORS

        PCAOB REGISTERED

August 3, 2009

Securities and Exchange Commission

450 Fifth Street NW

Washington, DC

20549 USA

Dear Sirs:

Re:

eCRYPT TECHNOLOGIES, INC.

We were previously the principal accountants for eCrypt Technologies, Inc. and we reported on the consolidated financial statements of eCrypt Technologies, Inc. for the period from inception, April 19, 2007, to March 31, 2009.  As of August 3, 2009, we were not engaged as the principal accountants for ECrypt Technologies, Inc.  We have read eCrypt Technologies, Inc.’s statements under Item 4 of its Form 8-K, dated August 3, 2009, and we agree with such statements.

For the most recent fiscal period through to August 3, 2009, there has been no disagreement between ECrypt Technologies, Inc. and Moore & Associates, Chtd. on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Moore & Associates, Chtd. would have caused it to make a reference to the subject matter of the disagreement in connection with its reports.

Yours truly,

/s/ Moore & Associates, Chartered

Moore & Associates, Chartered.

Las Vegas, Nevada

6490 West Desert Inn Road, LAS VEGAS, NEVADA 89146 (702) 253-7499Fax: (702)253-7501